SECURITIES PURCHASE AGREEMENT

BY AND AMONG

DIRECTVIEW HOLDINGS, INC.

VIDEO SURVEILLANCE LIMITED LIABILITY COMPANY,

APEXCCTV LIMITED LIABILITY COMPANY,

AND

MARK D. HARRIS

APRIL 20, 2017

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 20, 2017 (the “Effective Date”), is entered into by and among (i) DirectView Holdings, Inc., a Nevada corporation (“Purchaser”), (ii) Video Surveillance Limited Liability Company, a Texas limited liability company with an assumed name of Virtual Surveillance (“VS”), (iii) ApexCCTV Limited Liability Company, a Texas limited liability company formerly known as Vaultronics (“APEX” and together with VS, the “Companies”), and Mark Harris, an individual (“Seller”).

RECITALS

WHEREAS, the Seller is the sole member of each of the Companies and is the sole owner of all of the issued and outstanding membership equity interests of each of the Companies (the “Company Membership Interests”).

WHEREAS, the Companies are in the business of specializing in video and audio surveillance and access control solutions (the “Business”).

WHEREAS, the Seller deems it advisable and in the best interests of the Companies and Seller, that Seller sell to Purchaser, and Purchaser acquire from Seller, all of the issued and outstanding Company Membership Interests, on the terms and subject to the conditions of this Agreement (the “Company Board Member”).

WHEREAS, this Agreement has been approved by the Company Board Member.

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, all of the issued and outstanding Company Membership Interests, on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
Definitions

Section 1.01 Definitions.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, common, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, circular, guidance notes, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

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“Balance Sheet Date” means December 31, 2016.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986.

“Companies’ Products” means all of the (a) products or Software that the Companies (i) currently own, develop, manufacture, market, distribute, sell, license, or otherwise make available to third parties, or (ii) has owned, developed, manufactured, marketed, distributed, sold, licensed or otherwise made available to third parties, and (b) services that the Companies (i) currently provide, license or otherwise make available to third parties, or (ii) have provided, licensed or otherwise made available to third parties.

“Companies’ Transaction Expenses” means, to the extent incurred prior to Closing and unpaid at Closing, (i) any fees and disbursements incurred by or on behalf of the Companies and payable to any financial advisor, investment banker, broker or finder in connection with the Transaction; (ii) the fees and disbursements payable to legal counsel or accountants of the Companies that are payable by the Companies in connection with the Transaction; (iii) any bonuses, severance, termination payments or other change-in-control or other transaction-related payments payable to any director, officer, employee or other service provider of the Companies in connection with the Transaction and, to the extent not already taken into account in this clause (iii), any payroll taxes incurred or to be incurred by the Companies in connection therewith; and (iv) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by the Companies in connection with the Transaction.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Damages” include any direct damages for loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature (including reasonable costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under Article 10), but excluding consequential, incidental, speculative and punitive Damages other than as owed to a third party. For the avoidance of doubt, “Damages” will not include any losses attributable to the decline in the trading price of the Purchaser’s common stock.

“Disclosure Schedule” means the disclosure schedule regarding this Agreement that has been provided by Seller and the Companies to Purchaser and dated the date of this Agreement.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, notifications, allowances, credits, waivers, exemptions and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Companies as currently conducted.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Generally Available Software” means “off-the-shelf” or “shrink-wrapped” software that (i) is licensed to the Companies solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of the Companies’s products or services; and (iii) is generally commercially available to any licensee on standard terms.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, without duplication, any liability or obligation of a Person for any amount owed (including (a) unpaid interest, (b) premium thereon, (c) any Prepayment Penalties and (d) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction, (iv) obligations for the deferred purchase price of property or services (other than current liabilities for such property or services incurred in the ordinary course of business, but including milestone payments and other types of earnouts or contingent payments due for the acquisition of capital stock, equity or assets of another Person), (v) any obligations with respect to any factoring programs, and (vi) any liability or obligation of the type described in clauses “(i)” through “(v)” guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable recorded as a current liability and incurred in the ordinary course of business or any obligations under undrawn letters of credit.

“Invoice” means an invoice from each advisor or other service provider to the Companies, dated no more than three Business Days prior to the Closing Date, with respect to the Companies Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

“IP” means any copyright, trade secret, trade dress, trademark, or patent.

“Knowledge of the Companies” means the actual knowledge of Mark Harris obtained in the course of the performance of their respective duties on behalf of the Companies, as applicable.

“Knowledge of Purchaser” means the actual knowledge of Roger Ralston obtained in the course of the performance of their respective duties on behalf of Purchaser, as applicable.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, change, development or state of facts (each an “Effect”) that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Companies, taken as a whole; provided, however, that no event, change, development or state of facts (i) relating to the United States or foreign economies or securities or financial markets in general, (ii) arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof, or (iii) resulting from any change in Applicable Law or in US GAAP, shall be deemed in themselves to constitute a Material Adverse Effect.

“Organizational Documents” means, with respect to any Person other than a natural Person, the documents (i) by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership, articles of incorporation or articles, organization, certificate of formation, memorandum or association or articles of association, and including, without limitation, any certificates of designation for preferred stock, or other forms of preferred equity), and all amendments thereto, (ii) which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement (but shall not include any stockholders agreement or related agreement relating to such Person)), and all amendments thereto, and (iii) which serve as equivalent constituent documents as those set forth in clause (i) or (ii) in any foreign jurisdiction.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prepayment Penalties” means any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any Indebtedness.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

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“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.

“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of the Companies, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes embodiments and implementations of IP rights, whether in electronic, written or other media, including Software, design and manufacturing schematics, bills of material, build instructions, test reports, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology, network configurations and architectures, proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form. The parties agree that the term “Technology” shall not include the ERP Software that is being licensed to Purchaser as part of this transaction.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other know-how and information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

“Transaction” means the transactions contemplated by this Agreement whereby the Companies become wholly owned subsidiaries of the Purchaser.

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Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

ARTICLE 2.
Description of the Transaction

Section 2.01 The Closing; Purchase and Sale of Subject Shares.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Iselin, NJ 08830 at 9:00 a.m. local time on the Effective Date, or at such other time, date and location as the parties hereto agree; provided, however, to the extent Purchaser and Seller so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means in lieu of an in-person closing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller for the consideration set forth in this Agreement, all of the issued and outstanding Company Membership Interests.

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Section 2.02 Closing Deliveries

(a) Seller Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) certificates representing in the aggregate all of the issued and outstanding Company Membership Interests of each of VS and Apex;

(ii) a certificate of a secretary or assistant secretary, or equivalent officer or member, of the Companies certifying copies of (A) the Companies’ formation documents as certified by the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of formation, and operating agreements, each as amended, and (B) the resolutions of the Companies authorizing the execution, delivery and performance of this Agreement and the Transaction and, in the case of the Companies, evidence of transfer of the Company Membership Interests and the incumbency and signatures of the officers of the Companies executing this Agreement;

(iii) all of the books and records of the Companies and all certificates of formation, certificates of change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by the Companies or required to be kept by Applicable Law; and

(iv) all documents, duly executed and/or endorsed by Seller, necessary to enable title to the Company Membership Interests to pass into the name of Purchaser, including a transfer form providing for the transfer of the Company Membership Interests into the name of Purchaser.

(b) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(i) to Seller, a certificate of a secretary or assistant secretary, or equivalent officer, of Purchaser certifying copies of (A) Purchaser’s incorporation documents as certified by the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of incorporation, and bylaws, each as amended, and (B) the resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement and the Transaction and the incumbency and signatures of the officers of Purchaser executing this Agreement;

(ii) to Seller, within ten days of the Closing, that certain Employment Agreement effective upon closing of the Transaction including the material terms and conditions as set forth in Section 5.01 herein.

(iii) to Purchasers’ escrow agent, within ten days of the Closing, the Convertible Preferred Stock issued to the Seller in accordance with Section 2.03(a)(iii) herein.

Section 2.03 Post-Closing Consideration and Security.

(a) Determination of Purchase Price and Post-Closing Consideration

(i) Seller shall have thirty (30) days from the Effective Date to submit the Companies’ books, records and all reasonably necessary accounting documents to the Purchaser’s PCAOB certified auditor D’Arelli Pruzansky P.A., Certified Public Accountants to perform an audit in accordance with U.S. GAAP accounting standards for the fiscal years ended 2016 and 2015 (the “Audit”). The Audit shall be completed within seventy-five (75) days of the Effective Date (the “Audit Period”). Upon completion of the Audit, the Purchaser shall have up to one hundred eighty (180) days from the Effective Date to pay the Seller (the “Purchase Price Payment Date”) in cash a minimum amount which shall not be less than one million nine hundred thousand dollars ($1,900,000) and a maximum amount which shall not exceed two million four hundred thousand dollars ($2,400,000) (the “Maximum Purchase Price”), such cash payment by the Purchaser to the Seller shall be determined by the review of the Audit in accordance with the following schedule (the “Purchase Price”):

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(a)	In the event the Average combined Cash Flow (as defined in Schedule 2.03(a)) of the Companies for 2016 and 2015 exceeds $500,000, the Purchaser shall pay the Seller cash in the amount of $2,400,000;

(b)	In the event the Average combined Cash Flow of the Companies for 2016 and 2015 is between $400,001 and $500,000, the Purchaser shall pay the Seller cash in the amount of $2,200,000;

(c)	In the event the Average combined Cash Flow of the Companies for 2016 and 2015 is between $200,001 and $400,000, the Purchaser shall pay the Seller cash in the amount of $2,000,000; and

(d)	In the event the Average combined Cash Flow of the Companies for 2016 and 2015 is between $0 and $200,000 (“Minimum Cash Flow”), the Purchaser shall pay the Seller cash in the amount of $1,900,000; provided however, in the event of the Minimum Cash Flow, the Purchaser shall have the right to transfer the Company Membership Interests to Seller and unwind the Transaction in full.

(ii) The Seller shall be obligated to allocate the Purchase Price paid by the Purchaser in accordance with the following payment schedule (i) one million nine hundred thousand dollars ($1,900,000) shall pay off in full that certain Small Business Administration loan debt issued by JPMorgan Chase, N.A. to Video Surveillance Limited Liability Company and ApexCCTV Limited Liability Company as the “Borrowers” dated April 8, 2015, in the original amount of $2,312,600.00 (substantially in the form attached hereto as Exhibit B, the (“SBA Loan”), (ii) eight hundred thirty thousand dollars ($830,000) as repayment of the Note (as defined in Section 5.01 herein), and (iii) the remaining balance of the Purchase Price shall be allocated as compensation to the Seller for the Transaction.

(iii) Notwithstanding the terms and conditions of the Employment Agreement, in the event the Companies are purchased from the Seller by the Purchaser for less than the Maximum Purchase Price, upon the Companies generating at least $500,000 in combined annual net income as determined in accordance with GAAP accounting procedures, the Seller shall receive five percent (5%) of such combined annual net income up to $300,000 per year (the “Net Income Payments”). The Net Income Payments shall expire upon the earlier of (i) three years from the Effective Date, or (ii) the aggregate payment of the Purchase Price in the amount of the Maximum Purchase Price.

(iv) Purchaser shall issue to Seller convertible preferred stock convertible into common stock of the Purchaser with a fair market value of up to $1,000,000 (“Convertible Preferred Stock”) valued by the closing price of the Purchaser’s common stock on the day written notice of an Event of Default (as defined in the Note) under the terms of the Note are delivered to the Purchaser (the “Default Notice”). The Convertible Preferred Stock may be converted solely upon an Event of Default and in an amount equal to the outstanding amount due under the Note triggering such Event of Default. The Convertible Preferred Stock shall be held by the Purchaser in escrow and shall be released within ten (10) days of the Event of Default.

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(v) From the Effective Date through the Purchase Price Payment Date, Purchaser agrees that it will be obligated to ensure payment of all on-going obligations of the Companies, including payment on any Material Contracts.

(vi) During the Audit Period, the parties agree to work together in good faith to obtain all necessary consents from lienholders to remove Mark D. Harris and Kimberly C. Harris as personal guarantors under the relevant agreements. In the event a lienholder refuses to release Mark D. Harris and/or Kimberly C. Harris as a personal guarantor, Purchaser shall be obligated to pay off such lienholder within a reasonable time thereafter and will indemnify Mark D. Harris and Kimberly C. Harris against any claims by the lienholder pursuant to the indemnification provisions set out in this Agreement.

(vii) invoices from each person with whom the Companies Transaction Expenses have been incurred and remain unpaid as of the Closing Date will be provide to Companies within ten (10) days.

(b) Security The Purchaser hereby grants a security interest, as that term is defined in the Uniform Commercial Code of New York (the “UCC”), in the Collateral (as such term is hereinafter defined), as security for the payment and performance of all the obligations of the Purchaser under and in connection with this Agreement now or hereafter existing (all such obligations of the Company are hereinafter collectively referred to as the “Secured Obligations”). The Purchaser, as security for the Secured Obligations, hereby assigns, pledges, transfers and sets over unto the Seller and its successors and assigns, and hereby grants to the Seller a continuing security interest in all of the Companies’ right, title and interest in and to all of the Companies’ now existing or hereafter acquired tangible and intangible properties, including, without limitation, all issued Convertible Preferred Stock and a first lien on all present and future assets of the Companies’ (including, but not limited to, each of its now existing or hereafter acquired assets) (collectively hereinafter referred to as the “Collateral”).

(i) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until payment in full of the Secured Obligations, (ii) be binding upon the Company, its successors and permitted assigns, and (iii) inure to the benefit of the Seller and its respective successors, transferees and assigns.

(ii) This Agreement secures the payment and performance of all of the Secured Obligations and by its execution hereof, the Company authorizes the Seller to file any and all documents necessary or advisable to properly perfect a security interest in the Collateral, including, but not limited to, the filing of such UCC-1 Financing Statements with the Secretaries of State in any and all jurisdictions deemed advisable by Seller. Upon the payment in full of the Secured Obligations to the satisfaction of the Seller in its sole discretion, the security interest granted hereby shall terminate, all rights in and to the Collateral shall revert to the Company and the Seller shall duly file, at the expense of the Company, such UCC-3 Amendments necessary to terminate the Seller’s security interest.

ARTICLE 3.
Representations and Warranties of Seller and the Companies

Except as set forth in the Disclosure Schedule, Seller and the Companies represent and warrant to Purchaser:

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Section 3.01 Corporate Existence and Power.

(a) The Companies are limited liability companies duly formed, validly existing and in good standing under the laws of Texas and each Company has all requisite corporate power and authority to carry on its business as now conducted. The Companies are duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Companies have no Subsidiaries as of the date of this Agreement. The Companies are not participants in any joint venture, partnership or similar arrangement. The Companies have not agreed and are not obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.

(c) Seller has made available to Purchaser accurate and complete copies of: (i) the Organizational Documents of the Companies; and (ii) the membership interest records of the Companies. The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Companies, the Company Board Member of each Company and all committees thereof, made available to Purchaser by Seller, are accurate and complete in all material respects. There has not been any violation of any of the provisions of the Organizational Documents of the Companies, and the Companies have not taken any action that is inconsistent in any material respect with any resolution adopted by the members of the Companies, the Company Board Member or any committee thereof.

Section 3.02 Company Authorization. Each of Seller and the Companies have all requisite power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller and the Companies of this Agreement have been duly authorized by all necessary action on the part of Seller and the Companies. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller and the Companies, enforceable against Seller and the Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03 Governmental Authorization. The execution, delivery and performance by Seller and the Companies of this Agreement and the consummation by Seller and the Companies of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of applicable U.S. state or federal securities laws, and (ii) any actions or filings the absence of which would be, individually or in the aggregate, material to Seller or the Companies or impair the ability of Seller or the Companies to consummate the Transaction.

Section 3.04 Non-contravention. The execution, delivery and performance by Seller and the Companies of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Seller or the Companies, (ii) assuming compliance with the matters referred to in Section 3.03, and subject to obtaining the required Company Board Member approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, and subject to obtaining each of the required Company Board Member approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Companies are entitled under any provision of any Material Contract binding upon the Companies or any material Permit affecting, or relating in any way to, the assets or business of the Companies or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Companies.

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Section 3.05 Capitalization.

(a) The issued and outstanding capital equity of the Companies consists solely of the Company Membership Interests, all of which are owned by Seller, free and clear of any Liens. All outstanding Company Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no Company Membership Interests that remain subject to vesting or forfeiture restrictions. Except as otherwise set forth above, there are no outstanding (i) membership interests or voting securities of the Companies, (ii) securities of the Companies convertible into or exchangeable for membership interests of the Companies or voting securities of the Companies or (iii) options or other rights to acquire from the Companies, or other obligations of the Companies to issue, any capital equity, voting securities or securities convertible into or exchangeable for capital equity or voting securities of the Companies.

(b) All outstanding Company Membership Interests have been issued and granted in material compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

Section 3.06 Financial Statements.

(a) Seller has made available to Purchaser each of the Companies’ consolidated balance sheets as of fiscal years ended December 31, 2015 and December 31, 2016, and the related consolidated profit and loss accounts for each of the fiscal years then ended and unaudited consolidated profit and loss accounts for the fiscal year ended December 31, 2015 and December 31, 2016 (the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with reasonable acceptable accounting standards in the Companies’ industry applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) give a true and fair view, in all material respects, of the financial position of the Companies at the dates therein indicated and the results of operations of the Companies for the periods therein specified (subject to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c) The books of account and other financial records of the Companies have been kept accurately in the ordinary course of business consistent with Applicable Laws in all material respects consistent with the past practices of the Companies and accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.07 Absence of Certain Change. Between the Balance Sheet Date and the Effective Date of this Agreement, the business of the Companies have been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Companies;

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(c) any material amendment of the Organizational Documents (whether by merger, consolidation or otherwise) of the Companies;

(d) any splitting, combination or reclassification of any shares of capital equity of the Companies or declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of any securities of the Companies, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of the Companies;

(e) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Company Membership Interests;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Companies and in excess of U.S. $25,000 in the aggregate other than incurred in the ordinary course of business consistent with past practice;

(g) any acquisition (by merger, consolidation, acquisition of equity or assets or otherwise), directly or indirectly, by the Companies of any assets, securities, properties, interests or businesses of any third party;

(h) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Companies, other than sales or licenses of Companies’ Products in the ordinary course of business;

(i) the making by the Companies of any loans, advances or capital contributions to, or investments in, any other Person;

(j) the creation, incurrence or assumption by the Companies of any Indebtedness, that has been incurred from time to time under the Companies’ existing loan agreements other than in the ordinary course of business;

(k) (i) the entering into of any Contract that limits or otherwise restricts in any material respect the ability to compete or the geographic scope of the business of the Companies or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect the Companies, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to IP rights or otherwise), in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Companies;

(l) the sale, disposition, transfer or license to any Person of any rights to any Technology or any IP rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); or the sale, disposition or transfer or providing a copy of the source code for the Companies’ proprietary software to any Person;

(m) the entering into any arrangement, the result of which is the loss, expiration or termination of any material license or right under or to any third party IP;

(n) (i) the grant or increase of, or commitment to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant or employee of the Companies, including pursuant to any employee benefit plan, in excess of $25,000 in the aggregate, (ii) the hiring or termination of any material employee, officer, director or consultant of the Companies, (iii) the adoption, entering into, material modification or termination of any employee benefit plan, (iv) the acceleration of the vesting or payment of any compensation or benefits under any employee benefit plan, or (v) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of the Companies, other than, with respect to clauses (i) and (ii) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of the Companies who receives less than $65,000 in base compensation per annum;;

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(o) any change in the methods of accounting or accounting practices of the Companies; any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against the Companies, (ii) any member litigation or dispute against the Companies or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(p) any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any Tax audit or inquiry filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(q) any agreement or commitment to take any of the actions referred to in clauses (a) through (o).

Section 3.08 No Undisclosed Liabilities. the Companies have no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto;

(b) liabilities that have been incurred by the Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) the liabilities or obligations identified in Section 3.08 of the Disclosure Schedule; and

(d) liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to the Companies.

Section 3.09 Material Contracts.

(a) Except as set forth in Section 3.09(a) of the Disclosure Schedule, the Companies are not a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rentals of U.S. $120,000 or more;

(ii) any Contract pursuant to which any IP right, (excluding Foreground IP), is licensed, sold, assigned or otherwise conveyed or provided to the Companies or pursuant to which any Person has agreed not to enforce any IP right against the Companies, other than Contracts for Generally Available Software;

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(iii) any Contract pursuant to which any IP right is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Companies, or pursuant to which the Companies have agreed not to enforce any IP right against any third party.

(iv) any Contract imposing any restriction on the Companies’ right or ability, or, after the Closing, the right or ability of Purchaser or any of its Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Companies or any related IP right) or (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services (other than products or services which are customized for a particular customer and which contain Foreground IP) for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any IP right;

(v) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Companies of U.S. $25,000 or more or (B) aggregate payments by the Companies of U.S. $25,000 in the past two years;

(vi) any Contract providing for “most favored customer” terms or similar terms, including such terms for pricing;

(vii) any sales, distribution or other similar agreement providing for the sale of the Companies’ Products that provides for (A) annual payments to the Companies of U.S. $75,000 or more or (B) aggregate payments to the Companies of U.S. $75,000 in the past two years;

(viii) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(ix) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, equity, sale of assets or otherwise) or pursuant to which the Companies have any current or future rights or obligations;

(x) any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than payables to vendors and suppliers in the ordinary course of business;

(xi) any Contract relating to the acquisition, issuance or transfer of any securities;

(xii) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xiii) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Companies or (B) the Companies has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

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(xiv) any Contract relating to the creation of any Lien (other than Permitted Liens) with respect to any asset of the Companies;

(xv) any Contract which contains any provisions requiring the Companies to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xvi) any Contract with any Related Person;

(xvii) any employment, severance, retention, change-in-control, bonus or other Contract with any current or former employee, officer, director, advisor or consultant of the Companies (A) pursuant to which the Companies have any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transaction, or (C) that otherwise restricts the Companies’ ability to terminate the employment or engagement of such individual without penalty or liability (excluding any penalty or liability in respect of the employee’s notice period and right not to be unfairly dismissed), other than, in each case, Contracts entered into in the ordinary course of business consistent with past practice with any advisor, consultant or employee of the Companies who receives less than U.S. $75,000 in base compensation per annum;

(xviii) any Contract that cannot be provided to the Purchaser; and

(xix) any other Contract not made in the ordinary course of business that is material to the Companies.

(b) Seller has made available to Purchaser accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Disclosure Schedule, including all amendments thereto. The Companies have notified Purchaser of any Contracts or portions thereof that the Companies have withheld from Purchaser and have disclosed to Purchaser any material liabilities or obligations under any such Contracts, to the extent permitted thereunder.

(c) Each Material Contract is a valid and binding agreement of the Companies, and to the Knowledge of the Companies, is in full force and effect, and the Companies is and, to the Knowledge of the Companies, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Companies, other than as set forth in Section 3.04 of the Disclosure Schedule regarding the consummation of the Transaction, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) The Companies have not received any written notice or, to the Knowledge of Seller or the Companies, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e) No Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Companies under any Material Contract or any other material term or provision of any Material Contract.

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Section 3.10 Compliance with Applicable Laws.

(a) The Companies are, and have at all times been, in material compliance with, and to the Knowledge of the Companies are not, and at no time has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

(b) The Companies, and, to the Knowledge of the Seller and the Companies, each of its Affiliates and Representatives, is, and has at all times, been, in material compliance with all export control and sanctions laws and regulations that are applicable to the Companies, and, to the Knowledge of the Seller and the Companies, its Affiliates and Representatives, as the case may be, in particular the U.S. Export Administration Act and implementing Export Administration Regulations; the U.S. Arms Export Control Act and implementing International Traffic in Arms Regulations; the various economic sanctions laws administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department; (“Export and Sanctions Laws”). Without limiting the foregoing:

(i) The Companies are, and have at all times, been, in possession of all export licenses, authorizations and other approvals that are required by applicable Export and Sanctions Laws for the export of its products, services, software or technologies, as applicable;

(ii) there are no pending or, to the Knowledge of the Companies, threatened claims or investigations of potential violations of applicable Export and Sanctions Laws by the Companies with respect to export or other business activity or licenses, authorizations or other approvals;

(iii) to the Knowledge of the Companies, there are no actions, conditions or circumstances pertaining to the Companies’ export transactions or other business activities that may give rise to any future claims or investigations of potential violations of applicable Export and Sanctions Laws; and

(iv) to the Knowledge of the Companies, none of the Companies’ Affiliates or Representatives, is currently the subject of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, or other relevant sanctions authority.

(c) The Companies have not and, to the Knowledge of the Companies, no employee or other Person associated with or acting on behalf of the Companies (including any agent) have, directly or indirectly, in connection with the Companies:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Companies’ business;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated or committed any offense under any provision of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption law (the “Anti-Corruption Law”); or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) There are no pending and, to the Knowledge of the Companies, there have not been any threatened claims or investigations or potential violations, or other actions, conditions or circumstances giving rise to any future claims or investigations of potential violations, of applicable Anti-Corruption Laws by the Companies related in any way to the Companies’ business.

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(e) Each of the Companies’ Products is and has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(f) The Companies have reasonable safeguards in place to protect Personal Data in the Companies’ possession or control from unauthorized access by third Persons, including the Companies’ employees and contractors.

Section 3.11 Litigation.

(a) Other than as set out in Section 3.11 of the Disclosure Statement, there is no pending material Proceeding, and to the Knowledge of the Companies, since April 9, 2015, no Person has threatened to commence any material Proceeding: (i) that involves the Companies or any of the assets owned or used by the Companies or any Person whose liability the Companies have or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction. To the Knowledge of the Companies, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.

(b) There is no material order, writ, injunction, directive, restriction, judgment or decree to which the Companies, or any of the assets owned or used by the Companies, are subject or which restricts in any respect the ability of the Companies to conduct its business. To the Knowledge of the Companies, no officer or other employee of the Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Companies.

Section 3.12 Real Property. The Companies do not own any real property and are not a party to any agreements for the purchase of any parcel of real property. Other than as set out in Section 3.12 of the Disclosure Statement, the Companies are not a party to any lease agreements for real property and do not hold a leasehold interest in any parcel of real property.

(a) There is no continuing liability in respect of any other property formerly owned or occupied by the Companies either as the original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Companies or as a guarantor of the obligations of any other Person in relation to such property.

Section 3.13 Properties.

(a) The Companies have good and valid, indefeasible, fee simple title to, or in the case of leased property and assets, have valid leasehold interests in, all real property, personal property and assets (whether tangible or intangible) reflected on the Companies’ profit and loss reports (“Balance Sheet”) or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens listed on the Disclosure Statements;

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(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements);

(iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; or

(iv) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets (clauses “(i)” through “(iv)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of Seller and the Companies threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c) The equipment owned by the Companies have no material defects, are in good operating condition and repair, ordinary wear and tear excepted, and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(d) The property and assets owned or leased by the Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use by the Companies in connection with the Business and are adequate to conduct the Business as currently conducted.

Section 3.14 Intellectual Property.

(a) The Companies claim trademark rights in each of the Companies’ names and copyright in the ERP Software; however, no filings have been made for such trademarks and copyright with the United States Patent and Trademark Office.

(b) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own, use or hold for use any IP rights as owned, used or held for use in the conduct of the business of the Companies as currently conducted.

(c) Seller’s rights in the Companies’ IP are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Companies’ IP and to protect and preserve the confidentiality of all Trade Secrets included in the Companies’ IP, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(d) To the Knowledge of the Companies, the Companies’ IP as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the IP rights or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Assets.

(e) There are no actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Companies’ IP of any Person by Seller in connection with the business of the Companies; (ii) challenging the validity, enforceability, registrability or ownership of any the Companies’ IP or Seller’s rights with respect to any of the Companies’ IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any of the Company’s IP. Seller is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or would restrict or impair the use of any of the Company’s IP.

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Section 3.15 Information Technology. The information technology systems used by the Companies (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices. To the Knowledge of the Companies, there have been no unauthorized breaches of security with respect to the IT Systems except as set forth in Section 3.15 of the Disclosure Statement. The Companies has implemented substantially all security patches or upgrades that are generally available for the IT Systems.

Section 3.16 Insurance Coverage. Seller has accurate and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Companies, each of which is in full force and effect. To the Knowledge of the Companies, there is no claim by the Companiespending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Companies has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Seller and the Companies have no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 3.17 Licenses and Permits. The Companies have, and at all times has had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and has made all filings required under Applicable Law, necessary to conduct its business in accordance with Applicable Law. Since its inception, The Companies have not received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transaction will be, in full force and effect.

Section 3.18 Tax Matters.

(a) The Companies have duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed for all taxable years ending on or after 2010. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Companies (whether or not shown on any Tax Returns and including estimated Taxes that are required to have been paid) have been paid. The Companies are currently not the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where the Companies does not file Tax Returns that The Companies are or may be subject to taxation by that jurisdiction.

(b) With respect to any Pre-Closing Tax Period, the Companies have made full provision in accordance with reasonable accounting practices in the Companies’ industry its statutory accounts for the payment of all Taxes that are due or are claimed to be due, or may or will become due as a result of activities during such Pre-Closing Tax Period. Since the Balance Sheet Date, the Companies have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

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(c) No deficiencies for Taxes with respect to the Companies have been claimed or assessed by any Tax authority or other Governmental Authority for all taxable years ending on or after 2010, and there is no existing audit or inquiry of any Tax authority or other Governmental Authority in relation to any such deficiencies. There are no pending or, to the Knowledge of the Companies, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of the Companies. To the Knowledge of Seller and the Companies, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Companies. The Companies have delivered or made available to Purchaser complete and accurate copies of all federal, state, local and foreign Tax Returns (and any predecessor thereof) for all taxable years ending on or after 2013, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Companies (or any predecessors thereof) since 2013. The Companies (or any predecessor thereof) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Companies to act on behalf of the Companies) with respect to any Taxes is in effect with any Tax authority, and each employee of the Companies who is authorized to act on behalf of the Companies with respect to any Taxes is identified on Section 3.18(c) of the Disclosure Schedule.

(d) There are no Liens for Taxes upon any property or asset of the Companies (other than statutory Liens for current Taxes not yet due and payable).

(e) The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or excess loss account.

(f) The Companies are not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract in respect of any party other than the Companies.

(g) The Companies have not participated in, nor does it plan to participate in, any Tax amnesty program, or within the last six years has been party to a transaction that has been required to be disclosed to, or that has required a formal clearance or ruling from, any Tax authority or other Governmental Authority.

(h) The Companies have no liability for the Taxes of any Person other than the Companies (i) as a transferee or successor, (ii) by Contract or (iii) otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements).

(i) The Companies has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holders of the Companies or other Person.

(j) All documents which are required (i) to establish the title of the Companies to any asset or (ii) to enforce any rights of the Companies, and in each case in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped and such stamp, registration, transfer or similar tax has been paid in respect of such documents.

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Section 3.19 Environmental Matters.

(a) The Companies are environmentally compliant with respect to the items below and to the extent that the Companies are not compliant it is not reasonably expected to have a Material Adverse Effect on the Companies:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of the Companies, is threatened by any Governmental Authority or other Person relating to the Companies and relating to or arising out of any Environmental Law;

(ii) the Companies are, and have at all times been, in material compliance with all Environmental Laws and all Environmental Permits, and to the Knowledge of the Companies, no circumstances exist on the date hereof that will require any material capital expenditures to be incurred within one year of the date of this Agreement in order to ensure compliance with Environmental Laws and all Environmental Permits; and

(iii) to the Knowledge of the Companies, there are no liabilities or obligations of the Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Companies, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) the Companies (and the Companies’ Real Property) are not individually or cumulatively required to participate in any form of climate change or emissions reduction, record keeping, conservation or trading scheme.

(c) To the Knowledge of the Seller, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to business of the Companies or any property or facility now or previously owned or leased by the Companies that have not been made available to Purchaser.

(d) For purposes of this Section 3.20, the Companies shall include any entity that is, in whole or in part, a predecessor of the Companies.

Section 3.20 Significant Customers and Suppliers; Product Liability.

(a) Section 3.20(a) of the Disclosure Schedule sets forth an accurate and complete breakdown of the revenues received from the 10 largest customers of the Companies, by revenue for the fiscal year ended December 31, 2016. Neither Seller nor the Companies have received any written notice or other written communication indicating that any of the customers listed in Section 3.20(a) of the Disclosure Schedule may cease dealing with the Companies or may otherwise reduce the volume of business transacted by such Person with the Companies below historical levels.

(b) Section 3.20(b) of the Disclosure Schedule sets forth an accurate and complete list of the 10 largest suppliers of each of the Companies, by revenue for the fiscal year ended December 31, 2016. Neither Seller nor the Companies have received any written notice or other written communication indicating that any of the suppliers listed in Section 3.20(b) of the Disclosure Schedule may cease acting as a supplier to the Companies or otherwise dealing with the Companies.

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Section 3.21 Accounts Receivable. Section 3.21(a) of the Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Companies as of the Balance Sheet Date. All existing accounts receivable of the Companies that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (a) represent and will represent valid obligations of customers of the Companies arising from bona fide transactions entered into in the ordinary course of business and (b) except as set forth in Section 3.21(b) of the Disclosure Schedules, are current and, to the Knowledge of Seller and the Companies, will be collected in full when due, without any counterclaim or set off (net of the respective reserves shown on the Financial Statements and other than normal cash discounts accrued in the ordinary course of business consistent with past practice), and, with respect to accounts receivable that have arisen since the Balance Sheet Date, net of reserves that will be established with respect to such receivables consistent with past practices, which reserves are adequate and calculated consistent with past practice of Seller and the Companies. Subject to such reserves, to the Knowledge of Seller and the Companies, each of such accounts receivable either has been or will be collected in full, without any counterclaim or setoff (other than normal cash discounts accrued in the ordinary course of business consistent with past practice), within 90 days after the day on which it first becomes due and payable.

Section 3.22 Affiliate Transactions. To the Knowledge of the Companies, no director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Companies (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Companies (a) is involved, directly or indirectly, in any business arrangement or other relationship with any Affiliate of the Companies (whether written or oral), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Companies or (c) is engaged, directly or indirectly, in any business that competes with the Business.

Section 3.23 Finders’ Fees. Except as set out in Section 3.23 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Companies who is entitled to any fee or commission from Seller or the Companies, or any Affiliates of Seller or the Companies in connection with the Transaction.

Section 3.24 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), none of Seller, or the Companies, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, or the Companies, including any representation or warranty as to the accuracy or completeness of any information, regarding the Companies furnished or made available to Purchaser and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Applicable Law.

ARTICLE 4.
Representations and Warranties of Purchaser

Except as set forth in the Disclosure Schedule, Purchaser represents and warrants to Seller and the Companies that:

Section 4.01 Corporate Existence and Power.

(a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

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(b) Purchaser has made available to Seller and the Companies accurate and complete copies of: (i) the Organizational Documents of Purchaser; and (ii) the stock records of Purchaser. There has not been any violation of any of the provisions of the Organizational Documents of Purchaser, and Purchaser has not taken any action that is inconsistent in any material respect with any resolution adopted by the stockholders of Purchaser, the board of directors of Purchaser or any committee thereof.

Section 4.02 Corporate Authorization. Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser. Assuming the due authorization, execution and delivery of this Agreement by Seller and the Companies, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (b) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Purchaser to consummate the Transaction.

Section 4.04 Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Purchaser or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05 Compliance with Applicable Laws. Purchaser is, and has at all times been, in material compliance with, and to the Knowledge of Purchaser is not, and at no time has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

Section 4.06 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who is be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transaction.

Section 4.07 Financial Ability. Purchaser will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the First Payment, Initial Post-Closing Consideration, Final Post-Closing Consideration and the other amounts payable by Purchaser pursuant to Section 2.02(b) and Section 2.03, in each case in accordance with the terms of this Agreement.

Section 4.08 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened in writing against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is no material order, writ, injunction, directive, restriction, judgment or decree to which Purchaser, or any of the assets owned or used by Purchaser, is subject or which restricts in any respect the ability of Purchaser to conduct its business. To the Knowledge of Purchaser, no officer or other employee of Purchaser is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Purchaser.

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ARTICLE 5.
Covenants of Purchaser and Additional Covenants of the Parties

Section 5.01 Employment Agreement.

(a) Effective upon closing of the Transaction, the Companies shall enter into an employment agreement with Seller for a term of three (3) years (the “Term”), pursuant to which the Seller will serve as a consultant to Purchaser (the “Employment Agreement”). The Employment Agreement shall entitle the Seller to an annual base salary of $50,000.00, and common stock of the Purchaser in an amount to be agreed upon by the Seller and the Purchaser which shall vest over the Term. Additionally, the Employment Agreement shall entitle the Seller to scaled compensation based on the profit and loss of the Companies as set forth in the Term Sheet dated March 28, 2017 substantially in the form attached hereto as Exhibit A.

(b) Within Ten (10) days of the Effective Date, the Purchaser shall issue a promissory note in favor of the Seller in the amount of $830,000 (the “Note”) evidencing the amounts previously loaned by Seller to the Companies in substantially the form attached hereto as Exhibit C.

(c) In order to ensure that Seller has a good faith ability to achieve the scaled compensation referenced in Section 5.01(a) above and Exhibit A, Purchaser agrees that it will not burden the Companies with any type of unreasonable additional cost, fees, overhead or similar charges that are not directly related to the on-going business of the Companies during the term of the Employment Agreement.

Section 5.02 Public Announcements.

(a) Without limiting any other provision of this Agreement, each of Purchaser and Seller shall consult with the other prior to issuing any press release with respect to the execution of this Agreement. Thereafter, neither Seller, the Companies nor Purchaser, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Transaction without the prior consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 5.03 Preservation of Records. Seller shall transfer all of the records of the Companies to the Purchaser. In the event any records of the Companies are not transferrable, the Seller shall make such records and personnel available, during normal business hours upon reasonable notice and in a manner so as to not unreasonably interfere with the conduct of business, to the other as may be reasonably requested by such party in accordance with this Section 5.04. Requests may be made under this Section 5.05 only to (a) facilitate the preparation for or the prosecution, defense, or disposition of any Proceeding (other than any Proceeding between or among any of the parties hereto or any Indemnified Party) or (b) prepare and file other documents or reports required by any Governmental Authority. Notwithstanding anything herein to the contrary, neither party shall be required to make any such records or personnel available to the extent such party determines, in its reasonable judgment (after consultation with outside legal counsel), that doing so would (i) violate Applicable Law, (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of attorney-client privilege (it being agreed that such party shall give notice to the other party of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the parties shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). After the Effective Date, Seller shall not have access to personnel records of the Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

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ARTICLE 6.
Tax Matters

Section 6.01 Tax Periods Ending on or before the Closing Date. To the extent not filed prior hereto, Seller shall prepare or cause to be prepared, in accordance with Applicable Law and consistent with past practice, each Tax Return required to be filed with respect to the Companies for a Pre-Closing Tax Period. At least 20 days prior to the date on which any such Tax Return is due (after taking into account any valid extension), the Companies shall deliver such Tax Return to Purchaser. No later than five days prior to the date on which such Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), Purchaser, after reasonable consultation with the Companies, may make reasonable changes and revisions to such Tax Return. The Companies shall not file such Tax Return without the consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. To the extent not filed prior hereto, the Companies shall file or cause to be filed each Tax Return required to be filed with respect to the Companies for a Pre-Closing Tax Period.

Section 6.02 Straddle Periods. Purchaser shall prepare each Tax Return required to be filed with respect to the Companies for any Straddle Period, in accordance with Applicable Law and consistent with past practice. At least 20 days prior to the date on which any such Tax Return for a Straddle Period is due (after taking into account any valid extension), Purchaser shall deliver such Tax Return to Seller. No later than five days prior to the date on which any such Tax Return for any Straddle Period is due (after taking into account any valid extension), Seller, after reasonable consultation with Purchaser, may make reasonable changes and revisions to the pre-Closing portion of such Tax Return. Purchaser shall file or cause to be filed each Tax Return required to be filed with respect to the Companies for a Straddle Period. For purposes of this Section 6.02 and Section 7.02(b)(v), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

Section 6.03 Cooperation on Tax Matters. Purchaser, Seller and the Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) access to (and ability to copy) the records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Companies shall retain all books and records with respect to Tax matters pertinent to the Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. Seller and the Companies shall deliver or make available to Purchaser on the Closing Date, originals or accurate copies of all such books and records.

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Section 6.04 Contest Provisions. If, subsequent to the Closing, Purchaser or the Companies receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Indemnified Parties claim a right to indemnification under this Agreement, then within 10 days after receipt of such notice, Purchaser shall notify Seller and the Companies of such notice; provided, however, that any failure on the part of Purchaser to so notify Seller and the Companies shall not limit any of the obligations of Seller under Article 7 (except to the extent such failure materially prejudices the defense of such Tax Contest or materially increases the Seller’s liability). Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided that Purchaser shall keep Seller and the Companies reasonably informed of all material developments on a timely basis, shall consider in good faith any comments provided by the Seller and the Companies in connection with the conduct and resolution of such Tax Contest and Purchaser shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Companies’s indemnification obligations under this Agreement without Seller’s or the Companies’s written consent, which consent shall not be unreasonably withheld. “Tax Contest” means any audit, other administrative proceeding or inquiry by a Government Authority, or judicial proceeding, in each case relating to the relevant Tax Return.

Section 6.05 Characterization of Payments. Any indemnity payments made pursuant to Article 7 shall constitute an adjustment of the Aggregate Consideration paid by Purchaser pursuant to this Agreement for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 7.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction and this Agreement shall be borne by Purchaser. Purchaser will file, and Seller and the Companies shall cooperate in the preparation and filing of, all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE 7.
Indemnification

Section 7.01 Survival of Representations.

(a) The representations and warranties and other obligations made by Seller and Purchaser in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the Expiration Date any Indemnified Party (as defined in Section 7.04 herein) delivers to Seller or Purchaser, as applicable, a written notice alleging the existence of an inaccuracy in or a breach of any of such representation, warranty, covenant or other obligation and asserting a claim for recovery under Section 7.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, all representations and warranties made by Seller and Purchaser in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by Seller, Purchaser, or any of Seller’s or Purchaser’s Representatives subject to any applicable statutes of limitation on such claims.

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(b) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller or Purchaser, as applicable, in this Agreement.

(c) The parties acknowledge and agree that if the Companies suffer, incur or otherwise become subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Companies as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the Company Membership Interests, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 7.02 Indemnification.

(a) From and after the Closing, Seller shall defend, hold harmless and indemnify each of the Indemnified Parties from and against any Damages which are suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject and which arise from or as a result of, or are connected with a third party claim for: (a) any inaccuracy in or breach of any representation or warranty of the Companies or Seller as of the date of this Agreement; (b) any breach of any covenant or obligation of the Companies or Seller set forth in this Agreement; and (c) any of the Companies Transaction Expenses, to the extent not accounted for in the determination of the consideration pursuant to this Agreement; provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 7.

(b) From and after the Closing, Purchaser shall defend, hold harmless and indemnify each of the Indemnified Parties from and against any Damages which are suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject and which arise from or as a result of, or are connected with a third party claim for: (i) any inaccuracy in or breach of any representation or warranty of Purchaser as of the date of this Agreement; (ii) any breach of any covenant or obligation of Purchaser set forth in this Agreement; (iii) any Finders’ Fee incurred by Purchaser prior to the Closing; (iv) any Taxes of the Companies with respect to any Pre Closing Tax Period or with respect to the portion of any Straddle Period ending on the Closing Date, to the extent not accounted for in determination of the Aggregate Consideration pursuant to this Agreement, and (v) the unpaid Taxes of any Person (other than Purchaser) for which Purchaser is liable as a transferee or successor, by Contract, or otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements); provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 7.

Section 7.03 Limitations for Indemnification Obligations.

(a) No party shall be liable for any Damages pursuant to Section 7.02(a) or Section 7.02(b) for any inaccuracy in or breach of any of the representations and warranties, until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds an amount equal to U.S. $50,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Deductible, then the Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b) Absent fraud or willful or intentional misrepresentation, the indemnification provisions contained in this Article 7 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnifying Party may be liable for arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 7.03(b) or elsewhere in this Agreement shall affect the parties’ rights to specific performance with respect to the covenants referred to in this Agreement or to be performed after the Closing).

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(c) Liability of Seller or Purchaser, as applicable, in respect of any Damages related to Indemnification hereunder shall be limited to the amount of any Damages that remain after deducting therefrom any amounts actually received by such Indemnitee pursuant to the terms of the insurance policies (if any) covering such Damages (net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such insurance proceeds).

Section 7.04 Claims and Procedures.

(a) If at any time prior to the Expiration Date, Purchaser or Seller, as applicable, determines in good faith that any Indemnified Party has a bona fide claim for indemnification pursuant to this Article 7, Purchaser or Seller, as applicable (the “Indemnified Party”), may deliver to the other party (the “Indemnifying Party”) a certificate signed by Seller or any officer of Purchaser, as applicable (any certificate delivered in accordance with the provisions of this Section 7.04(a) an “Officer’s Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article 7;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer;

(iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the material facts known to the Indemnified Party giving rise to such claim; and

(iv) no delay in providing such Officer’s Claim Certificate prior to the Expiration Date shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) If the Indemnifying Party, in good faith, objects to any claim made by the Indemnified Party in any Officer’s Claim Certificate, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the 30-day period commencing upon receipt by the Indemnifying Party of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Officer’s Claim Certificate.

(c) If the Indemnifying Party delivers a Claim Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Claim Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties.

(d) If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Claim Dispute Notice, then upon the expiration of such 30-day period, then the matter will be handled under the Dispute Resolution provisions of this Agreement.

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Section 7.05 Defense of Third-Party Claims. Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against Seller, against Purchaser or against any other Person) with respect to which Seller or Purchaser, as applicable, may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Article 7 (each, a “Claim”), the Indemnifying Party shall have the right, upon written notice to Indemnified Party, as applicable, within thirty (30) days of receipt of a Claim, to assume the defense and control of such Claim; provided that Indemnified Party shall be permitted to participate in such prosecution and defense and Indemnifying Party will provide the Indemnified Party reasonable access to all relevant information and documentation relating to the Claim and the prosecution and defense thereof. If the Indemnifying Party elects to so proceed with the defense of any such Claim:

(a) Indemnified Party, as applicable, shall make available to the Indemnifying Party any documents and materials in its possession or control that may be necessary to the defense of such Claim, or, in the event the delivery of such documents and materials would (i) violate Applicable Law or (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of Indemnified Party’s attorney-client privilege, Indemnified Party, as applicable, shall provide summaries, excerpts or any other information in connection with such documents and materials to the maximum extent legally permissible and shall use reasonable efforts to assist and participate in such defense (at its own expense, which amount shall not constitute “Damages” of Indemnified Party, as applicable) as it relates to such materials and documents; and

(b) The party assuming the defense of any such Claim shall not enter into settlement of any Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Each party shall give the other party prompt notice of the commencement of any such Claim against an Indemnified Party; provided, however, that any failure to so notify shall not limit any of the obligations of Seller and Purchaser, as applicable, under this Article 7 (except to the extent such failure materially prejudices the defense of such Proceeding). Such notice shall describe the Claim in reasonable detail based upon the information then possessed by Indemnified Party, as applicable, include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable and to the extent known to Indemnified Party, as applicable, of the Damages that have been or may be sustained by the Indemnified Party.

Section 7.06 No Contribution. Seller shall not have, and shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Companies in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

ARTICLE 8.
Miscellaneous

Section 8.01 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

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if to Purchaser, to:

DirectView Holdings, Inc.

21218 Saint Andrews Blvd., Suite 323

Boca Raton, FL 33433

Attention: Roger Ralston

Email: rralston@directview.com

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, NJ 08830
Attention: Brian R. Goldberg, Esq.
Email: bgoldberg@lucbro.com

if to Seller, to:

Mark Harris

22 Prestige Circle, Suite 100

Allen, Texas 75002

Email: mark.harris@vs-us.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 8.02 Remedies Cumulative; Specific Performance. As between the Seller, on the one hand, and the Purchaser and any of its respective Affiliates, on the other hand, the remedies, rights and obligations set forth this Agreement will be the exclusive remedies, rights and obligations arising out of, relating to or resulting from this Agreement, except with respect to matters involving breach of the confidentiality obligations set forth herein. Solely with respect to matters involving breach of the confidentiality obligations set forth herein, the parties hereto agree that irreparable damage would occur if a party’s confidentiality obligations are not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent disclosure of confidential information or to enforce specifically the performance of the terms and provisions herein.

Section 8.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

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Section 8.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, Employment or other fees and expenses incurred in connection with the Transaction, shall be paid by the party incurring such cost or expense.

Section 8.05 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties.

Section 8.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Article 7, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Closing, Purchaser may assign this Agreement to an Affiliate, lender, acquirer, or successor of Purchaser or the Companies or in connection with a sale of all or substantially all of the assets of Purchaser without the consent of Seller or the Companies; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.

Section 8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 8.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

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Section 8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 8.12 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

Section 8.13 Dispute Resolution.

(a) Negotiation: The parties will attempt in good faith to resolve any controversy, dispute, claim or question arising out of or in relation to this Agreement, including without limitation its interpretation, performance or non-performance by either party, termination, or any breach thereof (hereinafter, collectively “Controversy”) promptly by negotiation between designated representatives of the parties who have authority to settle the Controversy and do not have direct responsibility for administration of this Agreement. The disputing party shall give the other party written notice of the Controversy and the designated representatives will meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Controversy.

(b) Mediation: If the Controversy has not been resolved by negotiation within forty-five (45) days of the disputing party’s notice, or the party receiving the notice will not meet within thirty (30) days, either party may, upon written notice by one party to the other, initiate mediation of the Controversy in accordance with the Commercial Mediation Rules of the American Arbitration Association, to the extent that such provisions are not inconsistent with the provisions of this section. The parties will jointly appoint a mutually acceptable mediator, seeking assistance in this regard from the American Arbitration Association if they are unable to agree upon such appointment within twenty (20) days of the notice of mediation. The parties agree to participate in good faith in the mediation and negotiations thereto for a period of thirty (30) days after the appointment of the mediator. The parties shall share equally the cost of the mediation.

(c) Binding Arbitration: If the Controversy has not been resolved by mediation within thirty (60) days of the appointment of the mediator, or if a mediator is not appointed within thirty (30) days of the notice of mediation, upon written notice, either party may elect to submit the Controversy to binding arbitration. Arbitration shall be conducted before one arbitrator in accordance with the rules of the AAA. The arbitrator must be licensed to practice law and be a member of the AAA. The arbitration hearing shall be held in Dallas, Texas as promptly as practicable, the appointment of the arbitrator.

(d) Injunctive Relief. Notwithstanding the provisions of this Section, either Party shall be entitled to apply to a court for injunctive or other equitable relief in any case involving a breach or alleged breach by the other Party of any obligations set out in this Agreement relating to the use, protection or confidentiality of any proprietary or confidential information of the Party seeking such injunctive or other equitable relief. Despite such action the parties will continue to participate in good faith in this Dispute Resolution process. The initiation of the Dispute Resolution process shall toll the running of the statute of limitations for any cause of action arising from the Controversy. All time limitations contained in the Dispute Resolution sections above, may be altered by mutual agreement of the parties to protect the proprietary or confidential information of the party seeking such relief.

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8.13 Limitation of Liability.

(a) TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, EACH PARTY DISCLAIMS LIABILITY FOR AND IN NO EVENT WILL EITHER PARTY BE LAIBLE FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) IN NO EVENT WILL EITHER PARTY’S CUMULATIVE LIABILITY FOR ANY AND ALL DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO ONE MILLION DOLLARS ($1,000,000).

(c) THE LIMITATIONS SET OUT IN SECTION 8.13 (b) WILL NOT APPLY TO: (i) INDEMNIFICATION OBLIGATIONS WHICH WILL BE DETERMINED PURSUANT TO SECTION 7; (ii) PAYMENT OBLIGATIONS OF THE PURCHASER FOR ANY AMOUNTS DUE HEREUNDER TO SELLER; OR (iii) CLAIMS OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DIRECTVIEW HOLDINGS, INC.

By:
Name:	Roger Ralston
Title:	Chief Executive Officer

VIDEO SURVEILLANCE LIMITED LIABILITY COMPANY

By:
Name:	Mark D. Harris
Title:	President

APEX CCTV LIMITED LIABILITY COMPANY

By:
Name:	Mark D. Harris
Title:	President

Mark D. Harris, an individual

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EXHIBIT A

Term Sheet

See attached.

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EXHIBIT B

SBA Loan

See attached.

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EXHIBIT C

Form of Promissory Note

See attached.

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